Exhibit 99.1
Exterran Partners Completes Acquisition of Additional Assets from Exterran Holdings
HOUSTON, November 10, 2009 — Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced that Exterran Partners has completed its previously announced acquisition of certain assets from Exterran Holdings for approximately $143 million, excluding transaction costs.
The acquired assets included contracts and equipment serving 18 customers, together with approximately 890 compressor units used to provide compression services under those contracts, representing approximately 270,000 horsepower, or approximately 6% (by available horsepower) of the combined U.S. contract operations business of Exterran Holdings and Exterran Partners.
Exterran Partners financed the acquisition with approximately $57 million of borrowings under its new $150 million asset-backed securitization facility and existing revolving credit facility and the issuance of 4,739,927 common units and 96,601 general partner units to Exterran Holdings.
The asset-backed securitization facility, which was closed last month, was arranged by Wells Fargo Securities, LLC and provided by Wachovia Bank, N.A., a wholly-owned subsidiary of Wells Fargo & Company.
About Exterran Holdings and Exterran Partners

Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran and its over 10,000 employees have operations in over 30 countries.
Exterran Partners, L.P. provides natural gas contract operations services to customers throughout the United States. Exterran Holdings indirectly owns a majority interest in Exterran Partners.
For more information, visit www.exterran.com.
Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Holdings, Inc. and Exterran Partners, L.P.